Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Second Quarter 2025 Results
Second Quarter 2025 Highlights - comparisons to the prior year quarter
•Net earnings per diluted share of $1.81 ($1.90 excluding mark-to-market losses on technology investments)
•Net earnings of $477 million
•New orders increased 6% to 22,601 homes
•Backlog of 15,538 homes with a dollar value of $6.5 billion
•Deliveries increased 2% to 20,131 homes
•Total revenues of $8.4 billion
•Homebuilding operating earnings of $728 million
◦Gross margin on home sales of 17.8% (18.0% excluding purchase accounting)
◦SG&A expenses as a % of revenues from home sales of 8.8%
◦Net margin on home sales of 8.9% (9.2% excluding purchase accounting)
•Financial Services operating earnings of $157 million
•Multifamily operating loss of $15 million
•Lennar Other operating loss of $53 million
•Years supply of owned homesites of 0.1 years
•Controlled homesites of 98%
•Homebuilding cash and cash equivalents of $1.2 billion; total liquidity of $5.4 billion
•Issued $700 million of 5.20% senior notes due 2030, primarily used to redeem $500 million of 4.75% senior notes due in May 2025
•Outstanding borrowings of $400 million under the Company's $3.0 billion revolving credit facility
•Homebuilding debt to total capital of 11.0%
•Repurchased 4.7 million shares of Lennar common stock for $517 million
(more)

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Miami, June 16, 2025 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2025. Second quarter net earnings attributable to Lennar in 2025 were $477 million, or $1.81 per diluted share, compared to second quarter net earnings attributable to Lennar in 2024 of $954 million, or $3.45 per diluted share. Excluding mark-to-market losses on technology investments, second quarter net earnings attributable to Lennar in 2025 were $499 million, or $1.90 per diluted share. Excluding mark-to-market losses on technology investments and one-time gain on the sale of a technology investment, second quarter net earnings attributable to Lennar in 2024 were $935 million or $3.38 per diluted share.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, "While we continue to see softness in the housing market due to affordability challenges and a decline in consumer confidence, we adhered to our strategy of driving starts, sales, and closings in order to build long-term efficiencies in our business.”
“During the quarter, we drove new orders to 22,601 homes, within our guidance, and delivered 20,131 homes, also within our guidance, as we continued to focus on matching production pace with sales pace. Accordingly, we ended the quarter with limited inventory of 2,900 homes, which is fewer than two completed, unsold homes per community, and continues to be within our historical range."
"Reflecting softer market conditions, our average sales price, net of incentives, declined to $389,000. As mortgage interest rates remained higher and consumer confidence continued to weaken, we drove volume with starts while incentivizing sales to enable affordability and help consumers to purchase homes. Additionally, our gross margin was 18.0% excluding purchase accounting, which met guidance, and our SG&A expenses ran higher at 8.8%, reflecting further investment and engagement in future efficiencies. We produced a 9.2% net margin, all contributing to earnings of $477 million, or $1.81 per diluted share."
"During the quarter, our balance sheet remained strong. We repaid $500 million of our 4.75% senior notes due in May 2025, issued $700 million in debt, and repurchased $517 million of our common stock. We ended the quarter with $5.4 billion in liquidity, and a homebuilding debt to total capital of 11.0%."
Jon Jaffe, Lennar’s Co-Chief Executive Officer and President, added, “On the operational front, our starts pace and sales pace in the second quarter were 5.1 homes and 4.7 homes per community per month, respectively, as we continue to move towards an even flow operating model. Our production-first focus led to a cycle time of 132 days this quarter, 12% lower than last year, which has a positive impact on our construction efficiency. In addition, our inventory turn improved to 1.8 times, compared to 1.6 last year, in part reflecting these efficiencies and, in part, as a result of our asset-light land strategy.”
Mr. Miller concluded, "We continue to focus on consistent volume and pace as we drive efficiencies through every part of our platform in order to realize improved margin even as market conditions soften. As we look ahead to the third quarter, we expect new orders between 22,000 and 23,000 homes, deliveries between 22,000 and 23,000 homes, and expect our gross margin to remain approximately 18%, all depending on market conditions.”

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2025 COMPARED TO
THREE MONTHS ENDED MAY 31, 2024
As previously announced on February 10, 2025, Lennar Corporation completed its acquisition of Rausch Coleman Homes (“Rausch”). Prior year information includes only stand-alone data for Lennar Corporation for the three months ended May 31, 2024.
Homebuilding
Revenues from home sales decreased 7% in the second quarter of 2025 to $7.8 billion from $8.4 billion in the second quarter of 2024. Revenues were lower primarily due to a 9% decrease in the average sales price of homes delivered, partially offset by a 2% increase in the number of home deliveries. New home deliveries increased to 20,131 homes in the second quarter of 2025 from 19,690 homes in the second quarter of 2024. The average sales price of homes delivered was $389,000 in the second quarter of 2025, compared to $426,000 in the second quarter of 2024. The decrease in average sales price of homes delivered in the second quarter of 2025 compared to the same period last year was primarily due to continued weakness in the market.
Gross margins on home sales were $1.4 billion, or 17.8% (18.0% excluding purchase accounting), in the second quarter of 2025, compared to $1.9 billion, or 22.6%, in the second quarter of 2024. During the second quarter of 2025, gross margins decreased due to an increase in land costs year over year, as well as a decrease in revenue per square foot, which was partially offset by a decrease in construction costs as the Company continues to focus on construction cost savings.
Selling, general and administrative expenses were $689 million in the second quarter of 2025, compared to $630 million in the second quarter of 2024. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 8.8% in the second quarter of 2025, from 7.5% in the second quarter of 2024, primarily due to less leverage as a result of lower revenues and an increase in marketing and selling expenses.
Financial Services
Operating earnings for the Financial Services segment were $157 million in the second quarter of 2025, compared to $146 million in the second quarter of 2024. The increase in operating earnings was primarily due to higher profit per locked loan in the mortgage business as a result of higher margins.
Ancillary Businesses
Operating loss for the Multifamily segment was $15 million in the second quarter of 2025, compared to an operating loss of $20 million in the second quarter of 2024. Operating loss for the Lennar Other segment was $53 million in the second quarter of 2025, compared to an operating loss of $28 million in the second quarter of 2024. The Lennar Other operating loss for the second quarter of 2025 was primarily due to losses on the Company's technology investments. The Lennar Other operating loss for the second quarter of 2024 includes $22 million of mark-to-market losses on the Company's publicly traded technology investments and a $47 million one-time gain on the sale of a technology investment.

4-4-4
Tax Rate
In the second quarter of 2025 and 2024, the Company had tax provisions of $160 million and $300 million, which resulted in an overall effective income tax rate of 25.1% and 23.9%, respectively. For both periods, the Company's effective income tax rate included state income tax expense and non-deductible executive compensation, partially offset by tax credits. The increase in the effective tax rate in the second quarter of 2025 from the prior year was primarily due to a decrease in solar tax credits.
OTHER TRANSACTIONS
Senior Notes
In May 2025, the Company issued $700 million in aggregate principal amount of 5.20% senior notes due 2030 (the "5.20% senior notes"). The Company utilized the net proceeds from the issuance of the 5.20% senior notes primarily to pay off $500 million aggregate principal amount of its 4.75% senior notes due May 2025.
Share Repurchases
In the second quarter of 2025, the Company repurchased 4.7 million shares of its common stock for $517 million at an average share price of $109.79.
Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the third quarter of 2025:

New Orders	22,000 - 23,000
Deliveries	22,000 - 23,000
Average Sales Price	$380,000 - $385,000
Gross Margin % on Home Sales	Approximately 18%
SG&A as a % of Home Sales	8.0% - 8.2%
Financial Services Operating Earnings	$175 million - $180 million

5-5-5
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate, as well as our expected results and guidance. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities or own a substantial number of single-family homes for rent; decreased demand for our homes, either for sale or for rent, or Multifamily rental apartments; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; changes in trade policy affecting our business, including new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties; changes in U.S and foreign governmental laws, regulations and policies, including retaliatory policies against the United States, that may impact our business and operations; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings or the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land light strategy; any potential subsequent transactions we may enter into following our spin-off of Millrose Properties, Inc.; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed on January 23, 2025 and Quarterly Reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 17, 2025. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0176 and entering 5723593 as the confirmation number.
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6-6-6
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2025	2024	2025	2024
Revenues:
Homebuilding	$7,843,862	8,381,059	15,127,732	15,312,050
Financial Services	298,098	281,723	575,175	531,443
Multifamily	230,305	99,500	293,501	229,177
Lennar Other	5,237	3,310	12,639	5,852
Total revenues	$8,377,502	8,765,592	16,009,047	16,078,522

Homebuilding operating earnings	$728,234	1,340,155	1,537,507	2,368,951
Financial Services operating earnings	157,280	147,012	300,763	278,308
Multifamily operating loss	(14,754)	(20,474)	(14,777)	(36,113)
Lennar Other operating loss	(52,895)	(28,964)	(142,178)	(68,512)
Corporate general and administrative expenses	(155,853)	(156,982)	(303,231)	(314,303)
Charitable foundation contribution	(20,131)	(19,690)	(37,965)	(36,488)
Earnings before income taxes	641,881	1,261,057	1,340,119	2,191,843
Provision for income taxes	(160,061)	(300,471)	(329,586)	(511,336)
Net earnings (including net earnings attributable to noncontrolling interests)	481,820	960,586	1,010,533	1,680,507
Less: Net earnings attributable to noncontrolling interests	4,371	6,275	13,558	6,862
Net earnings attributable to Lennar	$477,449	954,311	996,975	1,673,645

Basic and diluted average shares outstanding	260,286	273,703	261,510	275,325

Basic and diluted earnings per share	$1.81	3.45	3.77	6.01

Supplemental information:
Interest incurred (1)	$41,846	33,764	73,335	70,275

EBIT (2):
Net earnings attributable to Lennar	$477,449	954,311	996,975	1,673,645
Provision for income taxes	160,061	300,471	329,586	511,336
Interest expense included in:
Costs of homes sold	33,245	43,100	61,363	82,314
Costs of land sold	280	286	412	286
Homebuilding other income, net	3,655	4,679	7,051	9,594
Total interest expense	37,180	48,065	68,826	92,194
EBIT	$674,690	1,302,847	1,395,387	2,277,175
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2025	2024	2025	2024
Homebuilding revenues:
Sales of homes	$7,788,275	8,357,750	15,028,821	15,259,531
Sales of land	43,195	13,598	78,521	34,350
Other homebuilding	12,392	9,711	20,390	18,169
Total homebuilding revenues	7,843,862	8,381,059	15,127,732	15,312,050

Homebuilding costs and expenses:
Costs of homes sold	6,402,532	6,469,952	12,290,676	11,865,484
Costs of land sold	56,173	6,903	92,250	20,920
Selling, general and administrative	688,847	629,600	1,304,586	1,197,587
Total homebuilding costs and expenses	7,147,552	7,106,455	13,687,512	13,083,991
Homebuilding net margins	696,310	1,274,604	1,440,220	2,228,059
Homebuilding equity in earnings from unconsolidated entities	17,716	15,516	52,720	28,818
Homebuilding other income, net	14,208	50,035	44,567	112,074
Homebuilding operating earnings	$728,234	1,340,155	1,537,507	2,368,951

Financial Services revenues	$298,098	281,723	575,175	531,443
Financial Services costs and expenses	140,818	134,711	274,412	253,135
Financial Services operating earnings	$157,280	147,012	300,763	278,308

Multifamily revenues	$230,305	99,500	293,501	229,177
Multifamily costs and expenses	254,677	102,205	328,053	234,872
Multifamily equity in earnings (loss) from unconsolidated entities and other income (expense), net	9,618	(17,769)	19,775	(30,418)
Multifamily operating loss	$(14,754)	(20,474)	(14,777)	(36,113)

Lennar Other revenues	$5,237	3,310	12,639	5,852
Lennar Other costs and expenses	30,025	26,841	53,589	35,929
Lennar Other equity in earnings (loss) from unconsolidated entities and other	1,333	16,081	(9,285)	(11,784)
Lennar Other realized and unrealized losses from technology investments (1)	(29,440)	(21,514)	(91,943)	(26,651)
Lennar Other operating loss	$(52,895)	(28,964)	(142,178)	(68,512)
(1)The following is a detail of Lennar Other realized and unrealized losses from mark-to-market adjustments on technology investments:

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2025	2024	2025	2024
Blend Labs (BLND)	$—	715	(3,737)	3,651
Hippo (HIPO)	(15,462)	10,737	(28,352)	27,186
Opendoor (OPEN)	(12,921)	(16,907)	(31,707)	(15,592)
SmartRent (SMRT)	—	(4,609)	(4,483)	(6,572)
Sonder (SOND)	—	(40)	(19)	11
Sunnova (NOVA)	(1,057)	(11,410)	(23,645)	(35,335)
	$(29,440)	(21,514)	(91,943)	(26,651)

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey and Pennsylvania
Central: Alabama, Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, South Carolina, Tennessee and Virginia
South Central: Arkansas, Kansas, Missouri, Oklahoma and Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	Three Months Ended May 31,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,676	5,324	$1,740,181	2,158,317	$372,000	405,000
Central	4,604	4,393	1,769,582	1,769,842	384,000	403,000
South Central	6,174	4,669	1,505,750	1,194,525	244,000	256,000
West	4,669	5,292	2,818,980	3,263,904	604,000	617,000
Other	8	12	4,834	6,343	604,000	529,000
Total	20,131	19,690	$7,839,327	8,392,931	$389,000	426,000
Of the total homes delivered listed above, 113 homes with a dollar value of $51 million and an average sales price of $452,000 represent homes from unconsolidated entities for the three months ended May 31, 2025, compared to 70 homes with a dollar value of $35 million and an average sales price of $503,000 for the three months ended May 31, 2024.

	As of May 31,		Three Months Ended May 31,
	2025	2024	2025	2024	2025	2024	2025	2024
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	326	287	5,502	4,758	$1,937,371	1,958,763	$352,000	412,000
Central	457	354	5,368	5,574	2,028,662	2,218,888	378,000	398,000
South Central	391	239	6,626	5,213	1,607,319	1,332,392	243,000	256,000
West	441	363	5,098	5,735	2,997,528	3,679,145	588,000	642,000
Other	2	2	7	13	4,383	5,688	626,000	438,000
Total	1,617	1,245	22,601	21,293	$8,575,263	9,194,876	$379,000	432,000
Of the total new orders listed above, 141 homes with a dollar value of $70 million and an average sales price of $495,000 represent homes in 10 active communities from unconsolidated entities for the three months ended May 31, 2025, compared to 74 homes with a dollar value of $40 million and an average sales price of $540,000 in eight active communities for the three months ended May 31, 2024.

	Six Months Ended May 31,
	2025	2024	2025	2024	2025	2024
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,987	9,907	$3,409,061	4,064,163	$379,000	410,000
Central	8,633	8,094	3,327,137	3,210,271	385,000	397,000
South Central	10,904	8,932	2,666,273	2,264,683	245,000	254,000
West	9,425	9,530	5,707,665	5,785,395	606,000	607,000
Other	16	25	10,720	13,160	670,000	526,000
Total	37,965	36,488	$15,120,856	15,337,672	$398,000	420,000
Of the total homes delivered listed above, 193 homes with a dollar value of $92 million and an average sales price of $477,000 represent homes from unconsolidated entities for the six months ended May 31, 2025, compared to 147 homes with a dollar value of $78 million and an average sales price of $532,000 for the six months ended May 31, 2024.

9-9-9

	Six Months Ended May 31,
	2025	2024	2025	2024	2025	2024
New Orders:	Homes		Dollar Value		Average Sales Price
East	9,476	9,141	$3,463,930	3,810,481	$366,000	417,000
Central	10,007	9,991	3,864,160	3,983,784	386,000	399,000
South Central	11,547	9,644	2,780,180	2,452,391	241,000	254,000
West	9,909	10,662	5,886,178	6,675,384	594,000	626,000
Other	17	31	11,547	15,218	679,000	491,000
Total	40,956	39,469	$16,005,995	16,937,258	$391,000	429,000
Of the total new orders listed above, 242 homes with a dollar value of $130 million and an average sales price of $536,000 represent homes from unconsolidated entities for the six months ended May 31, 2025, compared to 120 homes with a dollar value of $65 million and an average sales price of $543,000 for the six months ended May 31, 2024.

	At May 31,
	2025 (1)	2024	2025	2024	2025	2024
Backlog:	Homes		Dollar Value		Average Sales Price
East	3,825	5,744	$1,530,495	2,432,505	$400,000	423,000
Central	4,781	5,130	1,937,087	2,171,264	405,000	423,000
South Central	3,430	2,607	815,681	663,648	238,000	255,000
West	3,500	4,383	2,200,051	2,962,332	629,000	676,000
Other	2	9	1,176	3,586	588,000	398,000
Total	15,538	17,873	$6,484,490	8,233,335	$417,000	461,000
Of the total homes in backlog listed above, 128 homes with a backlog dollar value of $101 million and an average sales price of $792,000 represent the backlog from unconsolidated entities at May 31, 2025, compared to 120 homes with a backlog dollar value of $62 million and an average sales price of $513,000 at May 31, 2024.
(1) During the six months ended May 31, 2025, backlog includes 914 acquired homes of which 186, 717 and 11 homes were in the Central, South Central and West homebuilding segments, respectively.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31, 2025	November 30, 2024
ASSETS
Homebuilding:
Cash and cash equivalents	$1,168,143	4,662,643
Restricted cash	23,987	11,799
Receivables, net	995,664	1,053,211
Inventories:
Finished homes and construction in progress	10,104,530	10,884,861
Land and land under development	1,270,931	4,750,025
Inventory owned	11,375,461	15,634,886
Consolidated inventory not owned	2,660,686	4,084,665
Inventory owned and consolidated inventory not owned	14,036,147	19,719,551
Deposits and pre-acquisition costs on real estate	5,265,591	3,625,372
Investments in unconsolidated entities	2,699,981	1,344,836
Goodwill	3,442,359	3,442,359
Other assets	1,759,645	1,734,698
	29,391,517	35,594,469
Financial Services	3,059,237	3,516,550
Multifamily	1,133,255	1,306,818
Lennar Other	790,537	894,944
Total assets	$34,374,546	41,312,781

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$2,126,002	1,839,440
Liabilities related to consolidated inventory not owned	2,317,996	3,563,934
Senior notes and other debts payable, net	2,791,987	2,258,283
Other liabilities	2,584,497	3,201,552
	9,820,482	10,863,209
Financial Services	1,592,386	2,140,708
Multifamily	134,922	181,883
Lennar Other	94,874	105,756
Total liabilities	11,642,664	13,291,556

Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	26,136	25,998
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,842,732	5,729,434
Retained earnings	21,645,991	25,753,078
Treasury stock	(4,945,458)	(3,649,564)
Accumulated other comprehensive income	6,019	7,529
Total stockholders’ equity	22,579,080	27,870,135
Noncontrolling interests	152,802	151,090
Total equity	22,731,882	28,021,225
Total liabilities and equity	$34,374,546	41,312,781

11-11-11

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31, 2025	November 30, 2024	May 31, 2024
Homebuilding debt	$2,791,987	2,258,283	2,241,507
Stockholders' equity	22,579,080	27,870,135	26,877,874
Total capital	$25,371,067	30,128,418	29,119,381
Homebuilding debt to total capital	11.0%	7.5%	7.7%

Homebuilding debt	$2,791,987	2,258,283	2,241,507
Less: Homebuilding cash and cash equivalents	1,168,143	4,662,643	3,597,493
Net homebuilding debt	$1,623,844	(2,404,360)	(1,355,986)
Net homebuilding debt to total capital (1)	6.7%	(9.4)%	(5.3)%

(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.